UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 1, 2019

COMMVAULT SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-33026	22-3447504
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Commvault Way Tinton Falls, New Jersey 07724
(Address of Principal Executive Offices) (Zip Code)

(732) 870-4000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]    Written communications pursuant to Rule 425 under the Securities Act
[_]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act
[_]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
[_]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [_]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    On March 5, 2019, Commvault Systems, Inc. (the “Company”) entered into an Executive Retention and Severance Agreement (the “Agreement”) with Alan Bunte. The Agreement provides that upon a Qualifying Termination, (a) all stock options and stock appreciation rights held by Mr. Bunte shall become immediately vested and exercisable to the extent such grants would have become vested and exercisable had Mr. Bunte remained employed with the Company through the end of the Severance Period, and shall expire at the same time such grants would have expired had Mr. Bunte remained employed through the end of the Severance Period; and (b) all other equity or equity-based awards granted to Mr. Bunte shall immediately become vested and non-forfeitable to the extent such awards would have become vested and non-forfeitable had Mr. Bunte remained employed with the Company through the end of the Severance Period.

The Agreement also provides that upon a Qualifying Termination, Mr. Bunte shall be entitled to receive his Severance Compensation payable in accordance with the Company’s normal payroll practices during the Severance Period. Mr. Bunte shall also receive a lump sum payment equal to the cost Mr. Bunte would have to pay for continuation of group health coverage under the Company’s group health plan pursuant to the Company’s obligations under applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (commonly known as “COBRA”) or any similar law assuming Mr. Bunte were to elect to continue group health coverage as in effect for Mr. Bunte and his dependents immediately prior to Mr. Bunte’s Qualifying Termination for Severance Period.

The Agreement provides that, during his term of employment with the Company and for a period of one year following any termination of employment with us, Mr. Bunte may not participate, directly or indirectly, will not directly or indirectly without the prior written consent of the Board: (a) engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business that engages in any business which then competes with any business of the Company or any subsidiary anywhere in the world (other than beneficial ownership of up to 5% of the outstanding voting stock of a publicly traded company); (b) induce any employee of the Company or its subsidiaries to terminate such employment or to become employed by any competitor; or (c) contact, induce or attempt to induce any customer or potential customer (of which Mr. Bunte had actual knowledge) to purchase products or services from any entity other than the Company, or to cease being a customer of the Company.

In connection with entering into the Agreement, Mr. Bunte’s existing employment agreement with the Company dated February 1, 2004 was terminated. As previously disclosed, Mr. Bunte will remain with the Company in a transitionary role and he shall also remain as a Class II Director of the Company.

For purposes of the Agreement:
“For Cause” means a termination by the Company effected by a written notice of termination For Cause as a result of Mr. Bunte’s: (i) willful misconduct with regard to the Company or its business, assets or employees; (ii) refusal to follow the proper written direction of the Board or a more senior officer of the Company, with certain exceptions; (iii) conviction of (or pleading of nolo contendere to) a felony (other than a traffic violation); (iv) breach of any fiduciary duty owed to the Company or any affiliate; or (v) dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes).
“For Good Reason” means a termination of employment by Mr. Bunte after the occurrence of any of the following conditions: (i) any material diminution of Mr. Bunte’s positions, duties, responsibilities or scope of duties or responsibilities; (ii) a material diminution in the total compensation (i.e. salary, bonus and aggregate benefits) provided by the Company to Mr. Bunte; (iii) a material adverse relocation (more than 60 miles) by the Company of Mr. Bunte’s principal office from the location of such office at the time this Agreement is signed, or (iv) at any time, for any reason, after June 30, 2019.
“Qualifying Termination” shall mean termination of Mr. Bunte’s employment with the Company by the Company other than where such termination is For Cause, or by reason of termination of employment by Mr. Bunte For Good Reason.

“Severance Compensation” shall, until February 4, 2020, mean an amount equal to 18 times the gross amount of Mr. Bunte’s monthly base salary as in effect immediately prior to Mr. Bunte’s Qualifying Termination. After February 4, 2020, the term “Severance Compensation” shall mean an amount equal to 12 times the gross amount of Mr. Bunte’s monthly base salary as in effect immediately prior to Mr. Bunte’s Qualifying Termination.
“Severance Period” shall, until February 4, 2020, mean the 18 month period beginning on the date of Mr. Bunte’s termination of employment with the Company. After February 4, 2020, the term “Severance Period” shall mean the 12 month period beginning on the date of Mr. Bunte’s termination of employment with the Company.
The above summary of the Separation Agreement is qualified in its entirety by reference to such agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Executive Retention and Severance Agreement, dated March 5, 2019, between Commvault Systems, Inc. and Alan Bunte

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 8, 2019
COMMVAULT SYSTEMS, INC.

By: /s/ Warren H. Mondschein
Name: Warren H. Mondschein
Title: VP, General Counsel and Secretary

4